                        Coeur d'Alene Mines Corporation               EXHIBIT 12
                                 Calculation of
                       Ratio of Earnings to Fixed Charges


                                                                 YEAR ENDED DECEMBER 31
                                  ---------------------------------------------------------------------------------------
                                     1989                1990             1991               1992                1993
                                  ------------       ------------     -------------      ------------       -------------
Fixed Charges
- -------------
Interest
   expense                       $ 3,075,377         $ 2,553,187      $  1,544,433       $   912,915        $  4,820,251

Interest
   capitalized                     1,015,123           1,326,784         2,209,213         2,994,716           3,928,846

Amortization of
   public offering
   costs                             163,594             163,594           163,594           183,858             544,323

Amortization of
   capital lease costs                25,444              25,444            25,444            25,444              25,444

Portion of rent
   expense repre-
   sentative of
   interest                          254,942             285,845           330,707           317,691             298,912
                                 ------------        ------------     -------------      ------------       -------------

TOTAL FIXED
   CHARGES                       $ 4,534,480         $ 4,354,854      $  4,273,391       $ 4,434,624        $  9,617,776
                                 ============        ============     =============      ============       =============


Earnings
- --------
Income (Loss) from
   continuing opera-
   tions before taxes            $(2,863,965)        $(5,244,071)     $(14,995,087)      $(4,506,391)       $(16,720,820)


Fixed charges
   per above                       4,534,480           4,354,854         4,273,391         4,434,624           9,617,776

Less interest
   capitalized                    (1,015,123)         (1,326,784)       (2,209,213)       (2,994,716)         (3,928,846)

Current period
   amortization of
   capitalized
   interest                             -0-                  -0-               -0-               -0-                 -0-
                                 -------------       ------------     -------------      ------------       -------------
                                 $   655,392         $(2,216,001)     $(12,930,909)      $(3,066,483)       $(11,031,890)
                                  ------------       ------------     -------------      ------------       -------------

Earnings insufficient
   to cover fixed charges        $ 3,879,088         $ 6,570,855      $ 17,204,300       $ 7,501,107        $ 20,649,666
                                 ============        ============     =============      ============       =============

Ratio of
   earnings to
   fixed charges                           *                   *                 *                 *                   *
                                 ============        ============     =============      ============       =============


*  Coverage ratio of less than 1.0